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                                                                     EXHIBIT 2.2

               FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

This First Amendment to the Agreement and Plan of Merger (the "Amendment") is made and entered into as of August 24, 2001, by and among Homestore.com, Inc., a Delaware corporation ("BUYER"), Homestore Consumer Information Corp., a Delaware corporation ("SUB"), iPlace, Inc., a Delaware corporation ("COMPANY") and the stockholders of Company (the "STOCKHOLDERS") listed on the signature pages to the Agreement (as defined below). Certain capitalized terms used but not defined in this Amendment have the meaning ascribed to them in the Agreement.

         WHEREAS, Buyer, on behalf of itself and a wholly-owned subsidiary of Buyer to be formed in Delaware, Company and the Stockholders have entered into that certain Agreement and Plan of Merger dated as of August 7, 2001 (the "AGREEMENT");

         WHEREAS, Sub has been formed as a wholly-owned subsidiary of Buyer in Delaware pursuant to the Agreement;

         WHEREAS, in accordance with Section 251 of the General Corporation Law of the State of Delaware, Sub must be a party to the Agreement; and

         WHEREAS, Buyer, Company and the Stockholders desire to amend the Agreement in order to add Sub as a party to the Agreement, among the other amendments set forth herein;

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. Amendment of Agreement. The Agreement is hereby amended as follows:

         a. Sub is hereby included as a party to the Agreement as "Sub" (as defined in the Agreement).

         b. Section 1.4(f) is hereby amended to read as follows: "No fractional share of Buyer Common Stock will be issued in the Merger. In lieu of any fractional shares that would be issued pursuant to the Merger, an amount of cash shall be paid equal to such fractional shares multiplied by the Fair Market Value of Buyer Shares."

         c.       The reference to "U.S.$72,000,000" appearing in clause (i) in
                  Section 1.5(a) is hereby amended to read "U.S.$73,000,000."

         d. The reference to "U.S.$67,000,000" appearing in clause (iii) in Section 1.5(b) is hereby amended to read "U.S.$68,000,000."

         e. The last sentence of Section 1.6 is hereby amended to read as follows: "If, at the end of each three (3) month period during the remaining term of the Yahoo! License Agreement, Yahoo! has not terminated such agreement, then Company and Buyer shall jointly instruct the Escrow Agent to disburse to Stockholders one-quarter of the total number of original number of Buyer Shares included in the Yahoo! Escrow Deposit; provided, that if at any time after Closing the Yahoo! Consent is obtained, the Yahoo! Escrow Deposit will be promptly released to Stockholders."

         f. The fourth sentence of Section 1.11 is hereby amended to read as follows: "In addition, at the option of Buyer, if the Fair Market Value of Buyer Shares is less than $18 per share, then Buyer may pay cash in lieu of all or any portion of the Buyer Shares that would otherwise be payable under Section 1.5(a); provided, however, that if the payment of such cash would cause the conditions in Section 5.11 and 6.7 to not be met, then the Parties agree that the Parties will restructure the Merger, which may include, without limitation, having the transaction be in the form of a taxable merger; provided, further, that if Buyer elects to pay cash as described in this
                  Section 1.11, the Cash Portion of the Purchase Price shall be between seventy (70) percent and ninety (90) percent in cash of the total Purchase Price."

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         g.       Section 11.4 is hereby amended to read as follows: "Except as may be otherwise expressly set forth herein, each Party to this Agreement will be responsible for his, her or its own legal, accounting and other expenses, if any, attendant to the negotiation and drafting of this Agreement and to the transactions contemplated by this Agreement; provided, that Company will be responsible for the reasonable legal, accounting and other expenses incurred by Company directly in evaluating, negotiating and effecting the Transactions (and not any other transactions with any other parties) up to the lesser of $3,500,000 or the cash on Company's balance sheet at Closing."

         2. Reaffirmation of Agreement. Except as provided in this Amendment, the Agreement is not amended, modified or affected by this Amendment, and the Agreement and the obligations of the parties hereto thereunder are hereby ratified and confirmed in all respects by the parties hereto.

         3. Binding Effect. This Amendment will benefit and bind the parties hereto and their respective assigns, successors and legal representatives.

         4. Counterparts. This Amendment may be executed in one or more counterparts, each of which will constitute an original and all of which, when taken together, will constitute one Amendment.


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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Amendment as of the date first above written.

                      HOMESTORE.COM, INC.



                      By:     /s/ Joseph J. Shew
                         -------------------------------------------------------
                      Name: Joseph J. Shew
                      Title: Senior Vice President, CFO and Assistant Secretary


                      IPLACE, INC.



                      By:      /s/ Stuart Siegel
                         -------------------------------------------------------
                      Name:  Stuart Siegel
                      Title:  CEO and President


                      HOMESTORE CONSUMER INFORMATION CORP.



                      By:      /s/ Joseph J. Shew
                         -------------------------------------------------------
                      Name:  Joseph J. Shew
                      Title:  Senior Vice President, CFO and Assistant Secretary


                      STOCKHOLDERS:

                      MEMBERWORKS INCORPORATED



                      By:      /s/ George W.M. Thomas
                         -------------------------------------------------------
                      Name:   George W.M. Thomas
                      Title: Senior Vice President and General Council


                      STUART SIEGEL



                      By:    /s/ Stuart Siegel
                         -------------------------------------------------------


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                      JEROME MEYER

                      By:     /s/ Jerome Meyer
                         -------------------------------------------------------




                      DAVID MEYER

                      By:    /s/ David Meyer
                         -------------------------------------------------------

                      SIEGEL TRUST

                      By:    /s/ Jill Siegel
                         -------------------------------------------------------
                         Name: Jill Siegel
                         Title: Trustee


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